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                                                                    Exhibit 99.1
[SS&C PRESS RELEASE GRAPHIC]

FOR IMMEDIATE RELEASE

                                Contact: Anthony R. Guarascio, CFO, 860-298-4567
                                                          Peg Berry 860-298-4551
                                             Email: investorrelations@sscinc.com




            SS&C ANNOUNCES ACQUISITION OF DIGITAL VISIONS FROM NETZEE ACQUISITION HIGHLIGHTED BY 45 STRATEGIC ALLIANCE PARTNERS
               SERVING OVER 1700 COMMUNITY BANKS AND CREDIT UNIONS

WINDSOR, Connecticut, November 15, 2001 -- SS&C Technologies, Inc. (Nasdaq:
SSNC) today announced the acquisition of Digital Visions (DVI), a division of Netzee, Inc. (Nasdaq: NETZ), for $1.35 million in cash and the assumption of certain liabilities. Digital Visions delivers two major products over the Internet to over 1,700 community financial institutions. The first is a suite of bond accounting, interest rate analytic, and asset liability management services under the brand name PortPro(R), which is primarily sold through dealer banks and bond brokers. The second is a "Mall" of information services designed to help retail and small business lending officers at these institutions. Both of these services can be accessed through www.banc.com.

         "We have taken a measured approach to acquisitions. We look for organizations that expand our scope and strengthen our market position," said Bill Stone, SS&C's President, CEO, and Chairman of the Board. "DVI opens up the `Financial Institutions' sector for us, which will represent our fifth vertical market. The acquisition makes us a leading player in the community financial institutions market and enables us to build upon the relationships DVI has built with its
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alliance partners. Moreover, DVI's recurring revenue model fits with our plan to develop recurring revenue businesses."

         Lawrence R. Levin, Esq., Vice Chairperson at The Betzold Companies, said "We've been clients of DVI for several years, and we believe they offer a strong, comprehensive product. I am happy to see that SS&C, a company with a history of developing superior investment management technology, combined with a robust balance sheet, has moved ahead with this acquisition. This should be a `win-win-win' for SS&C, DVI, and DVI's clients."

         "We see interesting opportunities for cross selling, and other synergies presented by our four other vertical markets," Stone continued. "Specifically, we believe we can leverage our combined fixed-income expertise with the billions of dollars in fixed-income assets owned by these 1700+ financial institutions. We also expect to tap our existing real estate telesales operations in Chicago to drive sales, while developing additional business with our SKYLINE(R) property management users. There are clear synergies between PTS(R), our market-leading life insurance asset/liability management system, and the DVI PALMS((TM)) system. We also believe our mortgage loan servicing and securitization system and our debt and derivatives middle and back office processing system are very attractive to DVI's strategic partners and the financial institution marketplace as a whole."

         Michael E. Murphy, founder of DVI, has joined SS&C's management team, along with approximately thirty staff. "DVI was built on the principle of using the Internet to make the same investment and financial management tools that large banks use, available to small and medium-sized financial institutions. SS&C is a recognized leader in fixed income portfolio management and accounting systems. Our products blend well and this move will greatly benefit the market we serve," said Murphy.

         Consistent with the Company's ongoing e-marketing strategy, SS&C will launch the Financial Institutions software e.briefing to approximately 15,000 financial institution recipients. This bi-weekly electronic newsletter will deliver timely news and product information to readers
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in the financial institutions vertical. To subscribe visit
http://www.ssctech.com/e-news/subscription.asp?B=5.

ABOUT SS&C TECHNOLOGIES

Headquartered in Windsor, CT, with offices in North America, Europe and Asia, SS&C delivers investment and financial management software and related services in five vertical markets: 1) hedge funds and family offices, 2) institutional asset managers, 3) insurance entities, 4) real estate property managers and 5) financial institutions. In each of these markets, SS&C's solutions are in the top tier of competitive product offerings. Worldwide, SS&C's clients manage, in aggregate, more than $3 trillion in assets. SS&C is publicly traded on NASDAQ under the symbol "SSNC." Additional Company information is available at www.ssctech.com.

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This press release contains forward-looking statements relating to the expected benefits of the DVI acquisition, including the opportunities for generating recurring revenue and developing cross-selling opportunities, the leveraging of SS&C's fixed-income expertise, the generation of additional sales of SS&C's SKYLINE(R), LMS((TM)) and SS&C Debt & Derivatives((TM)) products, and the expected synergies between SS&C's PTS(R) system and DVI's PALMS((TM)) system, and such statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays or difficulties in integrating the operations and personnel of the two businesses, the potential disruption to SS&C's ongoing business associated with the DVI acquisition, customer demand for additional products and services, market fluctuations, general economic conditions, and the risk factors detailed from time to time in SS&C's periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation SS&C's Annual Report on Form 10-K for the year ended December 31, 2000. SS&C cautions investors that it may not update any or all of the foregoing forward-looking statements.

(C)2001 SS&C Technologies, Inc.